Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Orion Group Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333‑160719) on Form S-3 and S-3/A, and (No. 333-148301, No. 333-174814, and No. 333-218222) on Form S-8 of Orion Group Holdings, Inc. of our reports dated February 28, 2020, with respect to the consolidated balance sheets of Orion Group Holdings, Inc. as of December 31, 2019 and 2018, the related consolidated statements of operations,  comprehensive (loss) income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement schedule II (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10‑K of Orion Group Holdings, Inc.  Our report with respect to the consolidated financial statements refers to a change in accounting for revenue and leases.

/s/ KPMG LLP

Houston, Texas
February 28, 2020